UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 8, 2008

HIGHLANDS BANKSHARES, INC.
(Exact name of registrant as specified in its charter)

West Virginia	0-16761	55-0650793
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation or organization		Identification No.)

P.O. Box 929
Petersburg, WV	26847
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (304) 257-4111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

_____	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

_____	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

_____	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

_____	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 8, 2008, the Compensation Committee of the Board of Directors of Highlands Bankshares, Inc. (the “Company”) approved the Highlands Bankshares, Inc. 2008 Incentive Bonus Plan for Subsidiary Bank Presidents (the “Plan”).  The Plan provides each of Clarence E. Porter, President and Chief Executive Officer of the Company and of Grant County Bank, a subsidiary of the Company, and Alan L. Brill, President and Chief Executive Officer of Capon Valley Bank, a subsidiary of the Company, with an opportunity to earn a cash bonus up to a percentage, to be specified by the Compensation Committee, of his annual base salary, based primarily on the extent to which Grant County Bank, in the case of Mr. Porter, and Capon Valley Bank, in the case of Mr. Brill, achieve performance goals for 2008 to be established by the Compensation Committee.

The criteria to be used for the performance goals, which will be weighted equally, are growth in net income, return on average assets, return on average equity and efficiency ratio.  Ninety percent of the bonus will be based on the extent to which the performance goals for Grant County Bank, in the case of Mr. Porter, and Capon Valley Bank, in the case of Mr. Brill, are achieved.  The remaining ten percent will be based on the Compensation Committee’s assessment of the individual performance of each of Messrs. Porter and Brill during 2008.

The above summary of the Plan is qualified in its entirety by reference to the full text of the Plan, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1	Highlands Bankshares, Inc. 2008 Incentive Plan for Subsidiary Bank Presidents

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

HIGHLANDS BANKSHARES, INC.
(Registrant)

Date: January 9, 2008	/s/R. Alan Miller
R. Alan Miller, Finance Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Highlands Bankshares, Inc. 2008 Incentive Plan for Subsidiary Bank Presidents